EXHIBIT C


                          VOTING AND SUPPORT AGREEMENT


         VOTING AND SUPPORT AGREEMENT, dated as of November 1, 2006 (this "Agreement"), by and between VIB Corp, a corporation organized under the laws of California ("Acquiror"), and James W. Lokey (the "Shareholder"), solely in his individual capacity as beneficial owner of Shares (as defined below). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as such term is defined below).


                              W I T N E S S E T H:


         WHEREAS, Mid-State Bancshares (the "Company"), Acquiror and Chardonnay Merger Sub Corp. (Acquiror's wholly-owned subsidiary, "Merger Sub") are, immediately after the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "Merger") and the holders of the Company Common Stock will receive the cash consideration provided for therein. It is expected that, subsequent to the Merger, the Company will merge with and into Acquiror, with Acquiror being the surviving corporation and Company Bank will merge into Acquiror Bank, with Acquiror Bank being the surviving bank (together the "Other Mergers");

         WHEREAS, as of the date hereof, the Shareholder is an officer and a member of the Company's board of directors and is the beneficial owner of the shares of Company Common Stock (including any restricted shares of Company Common Stock held by such Shareholder, the "Existing Shares") and options to purchase shares of Common Stock (the "Existing Options") listed on the signature page hereto. The Existing Shares and the Existing Options, together with any shares of Company Common Stock, options to purchase shares of Company Common Stock or other voting capital stock of the Company acquired by the Shareholder after the date hereof are referred to herein as the "Shares"; and

         WHEREAS, as a condition to entering into the Merger Agreement, Acquiror has required that the Shareholder, solely in the Shareholder's capacity as a holder of Shares, enter into, and the Shareholder has agreed to enter into, this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                     VOTING

         1.1 Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Company Meeting or any other meeting of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, relating to any proposed action by the shareholders of the Company with respect to the matters set forth in Section 1.1(b) below, the Shareholder shall:

         (a) appear at each such meeting or otherwise cause the Existing Shares and any shares of Company Common Stock acquired by the Shareholder after the date hereof, or other voting securities of the Company (whenever acquired) that are owned beneficially or of record by the Shareholder or as to which he has, directly or indirectly, the right to vote or direct the voting to be counted as present thereat for purposes of calculating a quorum; and

         (b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Existing Shares, any shares of Company Common Stock acquired by the Shareholder after the date hereof and any other voting securities of the Company (whenever acquired), in each case that are owned beneficially or of record by the Shareholder or as to which he has, directly or indirectly, the right to vote or direct the voting,
(i) in favor of approval of the Merger Agreement and any other action of the Company's shareholders requested in furtherance thereof, and (ii) against any action or agreement submitted for approval of the shareholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the shareholders of the Company that the Shareholder would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement; provided, however, that the parties acknowledge that this Agreement is entered into by the Shareholder solely in his capacity as beneficial owner of the Shares and that nothing in this Agreement, including without limitation Section 3.1(d), shall prevent the Shareholder from discharging his fiduciary duties as a member of the board of directors of the Company in such manner as the Shareholder may reasonably deem to be consistent with such duties; and

         (c) otherwise support approval of the Merger Agreement, the Merger and any other matters required to be approved in order to effect the Merger and the transactions contemplated by the Merger Agreement.


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

         1.2 No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for actions taken in furtherance of this Agreement, the Shareholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Shareholder and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Shareholder.

         1.3 Proxy. To the extent permitted by law, the Shareholder hereby grants to Acquiror a proxy to vote the Shares owned beneficially or of record by the Shareholder or over which the Shareholder has voting authority as indicated in Section 1.1 above (which proxy shall be limited to the matters set forth in Section 1.1). The Shareholder intends that such proxy will be irrevocable and coupled with an interest and the Shareholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Such proxy will expire automatically and without further action by the parties upon termination of this Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Acquiror as follows:

         (a) Authorization; Validity of Agreement; Necessary Action. The Shareholder has all necessary power and authority to enter into this Agreement and perform all of the Shareholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder's spouse, if the Existing Shares constitute community property under applicable law) and constitutes a valid and legally binding obligation of the Shareholder and such spouse, enforceable against the Shareholder and such spouse, as the case may be, in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles).

         (b) Ownership. As of the date hereof, the number of shares of Company Common Stock (including any restricted shares of Company Common Stock) beneficially owned by the Shareholder and the number of options to purchase shares of Company Common Stock are listed on the signature page hereof. The Existing Shares and the Existing Options listed on the signature page hereof are, and any additional shares of Company Common Stock and any additional options to purchase shares of Company Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time will be, owned (of record or beneficially) by the Shareholder. As of the date hereof, the Existing Shares listed on the signature page hereof constitute all of the shares of Company Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Shareholder or any of the Shareholder's affiliates. The Shareholder has and, will have at all times through the Effective Time, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in
Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shareholder has good title to the Existing Shares listed on the signature page hereof, free and clear of any Liens, except as set forth in Schedule A hereto and, except with respect to Existing Shares transferred in accordance with
Section 3.1(a) hereof, the Shareholder will have good title to such Existing Shares, Existing Options and to any additional shares of Company Common Stock and any options to purchase shares of Company Common Stock acquired by the Shareholder after the date hereof and prior to the Effective Time, free and clear of any Liens, except as set forth in Schedule A hereto.

         (c) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to the Shareholder or by which any of his assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of his assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

                                   ARTICLE III

                                 OTHER COVENANTS

         3.1 Further Agreements of Shareholder. (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of Shares, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any Shares (collectively, a "Transfer"), except for (x) gifts that represent less than 2% of such Shareholder's holdings of Company Common Stock, and (y) gifts that are made consistent in amounts and terms with past practices and as previously disclosed to

Acquiror (in each case (x) and (y), that are made after the Merger has been duly approved by the requisite vote of the shareholders of the Company), or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person with respect to, or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of Company Common Stock and options to purchase shares of Company Common Stock acquired beneficially or of record by the Shareholder after the date hereof, or any interest therein.

         (b) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

         (c) The Shareholder agrees, while this Agreement is in effect, to notify Acquiror promptly, in writing, of (i) the number of any additional shares of Company Common Stock, any additional options to purchase shares of Company Common Stock or other securities of the Company acquired by the Shareholder, if any, after the date hereof, (ii) any rights of voting or disposition with respect to shares of Company Common Stock acquired after the date hereof and
(iii) with respect to the subject matter contemplated by Section 3.1(d), any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Shareholder.

         (d) The Shareholder agrees that he or she will not (directly or indirectly) and will cause his or her investment banker, financial adviser, attorney, accountant or other representative or agent not to (directly or indirectly) initiate, solicit, encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal (as defined in the Merger Agreement) from any Person.

         (e) The Shareholder agrees, while this Agreement is in effect, not to
(i) take, agree or commit to take any action that would make any representation and warranty of the Shareholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or
(ii) agree or commit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1 Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) the date and time of termination of the Merger Agreement by either or both of Acquiror and the Company pursuant to
Section 8.01 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

         4.2 Further Assurances. From time to time, at the other party's request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

         4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided herein.

         4.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Acquiror to:

         VIB Corp
         1498 Main Street
         El Centro, California 92243
         Attention:  Guillermo Bilbao
         Facsimile:  (760) 337-3229

         with a copy to:

         Sullivan & Cromwell LLP
         125 Broad Street
         New York, New York  10004
         Fax:  (212) 558-3588


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

         Attention:  H. Rodgin Cohen, Esq.
                     Keith A. Pagnani, Esq.

                  and

         Rabobank Nederland
         245 Park Avenue
         New York, New York 10167
         Attention:  Andrew Druch, General Counsel
         Facsimile:  (212) 926-7880

         (b) if to the Shareholder, to the address listed next to his name on the signature page hereto.

         4.5 Interpretation. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "knowledge" is used in this Agreement, it shall be deemed to mean the actual knowledge of the Shareholder. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         4.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         4.7 Entire Agreement. This Agreement (together with the Merger Agreement as may be amended from time to time, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         4.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to any applicable principles of conflicts of law.

         4.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         4.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

         4.11 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

         4.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

                                             VIB Corp., the parent company
                                             for RaboBank N.A.

                                             By: /s/ Guillermo Bilbao
                                                --------------------------------
                                                Name:  Guillermo Bilbao
                                                Title: Director

                                             By: /s/ Cor Broekhuyse
                                                --------------------------------
                                                Name:  Cor Broekhuyse
                                                Title: CEO/Chairman


                                             /s/ James W. Lokey
                                             ----------------------------
                                             James W. Lokey


                                             /s/ Christine L. Lokey
                                             ----------------------------
                                             Christine L. Lokey


                                             Number of Existing Shares: 33,444


                                             Number of Existing Options: 340,840


                                             Address:

                                             2490 Nightshade Place
                                             Arroyo Grande, CA 93420